UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 14, 2005

Verdisys, Inc.

(Exact name of registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

333-64122	22-3755993
(Commission File Number)	(I.R.S. Employer Identification No.)

14550 Torrey Chase Boulevard, Suite 330 Houston, Texas	77014-1022
(Address of Principal Executive Offices)	(Zip Code)

(281) 453-2888

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2005, Verdisys, Inc. (“Verdisys”) entered in an Assignment of License Agreement with Maxim TEP, Inc. (“Maxim”). The President and Chief Executive Office of Maxim is Dan Williams, a former president and CEO of Verdisys. Verdisys and Carl Landers entered into a license agreement on April 23, 2003 (amended on September 4, 2003 and February 25, 2004) for the exclusive use of the Landers horizontal drilling process (the “Verdisys License”). Under the Assignment, Verdisys assigned to Maxim it rights in the Verdisys License; all current and future negotiations for assignments, sublicenses or territorial royalty pertaining to the Verdisys License; and two Landers lateral drilling rigs. The first rig is to be delivered upon payment of the first installment by Maxim and the second rig is to be delivered no later than June 30, 2005. As consideration, Maxim agreed to pay Verdisys a total sum of $1.3 million payable in four installments ($300,000 on March 9, 2005; $100,000 on March 18, 2005; $500,000 on June 3, 2005; and $400,000 on September 2, 2005) and release a $270,000 credit obligation owed by Verdisys to Maxim. Verdisys will retain a non-exclusive sublicense interest in the Landers license, as long as Verdisys pays all required royalties on which the Landers Horizontal Technology is utilized.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Assignment of License Agreement dated March 8, 2005 by and among Verdisys, Inc. and Maxim TEP, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERDISYS, INC.
(Registrant)

Dated: March 14, 2005	By:	/s/ David M. Adams
David M. Adams
Chief Operating Officer

Dated: March 14, 2005	By:	/s/ John O’Keefe
John O’Keefe
Chief Financial Officer

INDEX TO EXHIBIT

Exhibit No.	Description
10.1	Assignment of License Agreement dated March 8, 2005 by and among Verdisys, Inc. and Maxim TEP, Inc.